Exhibit 4.1
LACROSSE FOOTWEAR, INC.
2007 LONG-TERM INCENTIVE PLAN,
AS AMENDED AND RESTATED
Section 1. Purpose
     The purpose of the LaCrosse Footwear, Inc. 2007 Long-Term Incentive Plan (the “Plan”) is to advance the interests of LaCrosse Footwear, Inc., a Wisconsin corporation (“LaCrosse Footwear”), and its Subsidiaries (LaCrosse Footwear and its Subsidiaries hereinafter collectively, the “Corporation”), by enhancing the Corporation’s ability to attract and retain highly qualified personnel and aligning the long-term interests of participants with those of shareholders. This Plan permits the grant of stock options and stock, each of which shall be subject to such conditions based upon continued employment, passage of time or satisfaction of performance criteria as shall be specified pursuant to the Plan.
Section 2. Definitions
(a)	“Award” means a stock option or restricted stock granted to a Participant pursuant to the Plan.

(b)	“Board of Directors” means the Board of Directors of LaCrosse Footwear.

(c)	“Code” shall mean the Internal Revenue Code of 1986, as such is amended from time to time, and any reference to a section of the Code shall include any successor provision of the Code.

(d)	“Committee” shall mean the committee appointed by the Board of Directors from among its members to administer the Plan pursuant to Section 3.

(e)	“Common Stock” shall mean the common stock, $0.01 par value per share, authorized for issuance by LaCrosse Footwear.

(f)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and any reference to a section of the Exchange Act shall include any successor provision of the Exchange Act.

(g)	“Executive Officer” shall mean any “officer” of LaCrosse Footwear as such term is defined in Rule 16a-1 under the Exchange Act.

(h)	“Fair Market Value” shall mean (i) if the Common Stock is listed on the NASDAQ Stock Market, the closing per share sales price for the Common Stock on the date of grant as reported by the NASDAQ Stock Market, or (ii) if the Common Stock is listed on the New York Stock Exchange (“NYSE”), the closing per share sales price for the Common Stock on the NYSE on the date of grant, or (iii) if the Common Stock is not traded on any such exchange, the average of the closing bid and asked prices of a Share last quoted on the date of grant by an established quotation service for over-the-counter securities. If there is no such reported price for the Common Stock for the date in question, then such price on the last preceding date for which such price exists shall be determinative of Fair Market Value.

(i)	“Outside Director” shall mean a member of the Board of Directors who is not otherwise an employee of the Corporation.

(j)	“Participants” shall mean those individuals to whom Awards have been granted from time to time and any authorized transferee of such individuals.

(k)	“Performance Award” means an Award that vests only upon the satisfaction of one or more of the Qualifying Performance Criteria specified in Section 10(b).

(l)	“Plan” means the LaCrosse Footwear, Inc., 2007 Long Term Incentive Plan.

(m)	“Share” shall mean a share of Common Stock or the number and kind of shares of stock or other securities which shall be substituted or adjusted for such shares as provided in Section 11.

(n)	“Subsidiary” means any corporation or entity in which LaCrosse Footwear owns or controls, directly or indirectly, fifty percent (50%) or more of the voting power or economic interests of such corporation or entity.
Section 3. Administration
     (a) Composition of Committee. This Plan shall be administered by the Committee. The Committee shall consist of two or more Outside Directors who shall be appointed by the Board of Directors. The Board of Directors shall fill vacancies on the Committee and may from time to time remove or add members of the Committee. The Board of Directors, in its sole discretion, may exercise any authority of the Committee under this Plan in lieu of the Committee’s exercise thereof and in such instances references herein to the Committee shall refer to the Board of Directors.
     (b) Delegation and Administration. The Committee may delegate to one or more separate committees (any such committee a “Subcommittee”) composed of one or more members of the Board of Directors (who may but need not be members of the Committee) the ability to grant Awards and take the other actions described in Section 3(c) with respect to any Participant who is not an Executive Officer, and such actions shall be treated for all purposes as if taken by the Committee. The Committee may delegate to one or more Executive Officers the authority to grant Awards to any Participant who is not an Executive Officer within parameters established by the Committee. Any action by any such Subcommittee or Executive Officer within the scope of such delegation shall be deemed for all purposes to have been taken by the Committee and references in this Plan to the Committee shall include any such Subcommittee. The Committee may delegate the administration of the Plan to an officer or officers of the Corporation, and such administrator(s) may have the authority to execute and distribute agreements or other documents evidencing or relating to Awards granted by the Committee under this Plan, to maintain records relating to the grant, vesting, exercise, forfeiture or expiration of Awards, to process or oversee the issuance of Shares upon the exercise, vesting and/or settlement of an Award, to interpret the terms of Awards and to take such other actions as the Committee may specify, provided that in no case shall any such administrator be authorized to grant Awards under the Plan. Any action by any such administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and references in this Plan to the Committee shall include any such administrator, provided that the actions and interpretations of any such administrator shall be subject to review and approval, disapproval or modification by the Committee.

     (c) Powers of the Committee. Subject to the express provisions and limitations set forth in this Plan, the Committee shall be authorized and empowered to do all things necessary or desirable, in its sole discretion, in connection with the administration of the Plan, including, without limitation, the following:
(i) to prescribe, amend and rescind rules and regulations relating to the Plan and to define terms not otherwise defined herein;
(ii) to determine which persons are Participants, to which of such Participants, if any, Awards shall be granted hereunder, and the timing of any such Awards;
(iii) to grant Awards to Participants and determine the terms and conditions thereof, including the number of Shares subject to Awards and the exercise or purchase price of such Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events, or other factors;
(iv) to establish or verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award;
(v) to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical);
(vi) to determine whether, and the extent to which, adjustments are required pursuant to Section 12;
(vii) to interpret and construe the Plan, any rules and regulations under the Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Corporation; and
(viii) to make all other determinations deemed necessary or advisable for the administration of this Plan.
     (d) Effect of Change in Status. The Committee shall have the discretion to determine the effect upon an Award and upon an individual’s status as an employee under the Plan (including whether a Participant shall be deemed to have experienced a termination of employment or other change in status) and upon the vesting, expiration or forfeiture of an Award in the case of (i) any individual who is employed by an entity that ceases to be a Subsidiary, (ii) any leave of absence approved by the Corporation, (iii) any transfer between locations of employment with LaCrosse Footwear or a Subsidiary or between LaCrosse Footwear and any Subsidiary or between any Subsidiaries, (iv) any change in the Participant’s status from an employee to a consultant or member of the Board of Directors, or vice versa, and (v) any employee who at the request of the Corporation becomes employed by any partnership, joint venture, corporation or other entity not meeting the requirements of a Subsidiary.

     (e) Determinations of the Committee. All decisions, determinations and interpretations by the Committee regarding this Plan shall be final and binding on all Participants. The Committee shall consider such factors as it deems relevant to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any director, officer or employee of the Corporation and such attorneys, consultants and accountants as it may select. A Participant or other holder of an Award may contest a decision or action by the Committee with respect to such person or Award only on the grounds that such decision or action was arbitrary or capricious or was unlawful, and any review of such decision or action shall be limited to determining whether the Committee’s decision or action was arbitrary or capricious or was unlawful.
Section 4. Participants
     Awards under the Plan may be granted to any person who is (i) an employee of the Corporation, or (ii) a consultant who provides services to the Corporation; provided, that Non-Qualified Stock Options shall be granted only to persons as to which the Corporation is the “service recipient,” as such term is defined in Section 409A of the Code.
Section 5. Effective Date and Expiration of Plan
     (a) Effective Date. This Plan was approved by the Board of Directors on February 5, 2007 and became effective on May 1, 2007 upon shareholder approval.
     (b) Expiration Date. The Plan shall remain available for the grant of Awards until the earliest of (i) May 1, 2017 or (ii) the date on which all Shares available for issuance under the Plan have been issued as fully-vested Shares. The expiration of the Committee’s authority to grant Awards under the Plan will not affect the operation of the terms of the Plan or the Corporation’s and Participants’ rights and obligations with respect to Awards granted on or prior to the expiration date of the Plan.
Section 6. Shares Subject to the Plan
     (a) Aggregate Limits. Subject to adjustment as provided in Section 11, the aggregate number of Shares authorized for issuance as Awards under the Plan is Eight Hundred Nine Thousand (809,000), which incorporates Shares reserved under (i) the LaCrosse Footwear 1997 Employee Stock Incentive Plan, or (ii) the LaCrosse Footwear 2001 Stock Incentive Plan, each as amended, that were subject to a grant on May 1, 2007 or as to which the option award is forfeited on or after May 1, 2007. The Shares subject to the Plan may be either Shares reacquired by LaCrosse Footwear, including Shares purchased in the open market, or authorized but unissued Shares. Any Shares subject to an Award which for any reason expires or terminates unexercised or is not earned in full may again be made subject to an Award under the Plan. The aggregate number of Shares available for issuance under the Plan shall be reduced by three (3) Shares for each Share delivered in settlement of any Restricted Stock Award, and one (1) Share for each Share delivered in settlement of a Stock Option Award.
     (b) Tax Code Limits. The aggregate number of Shares subject to Stock Options granted under this Plan during any calendar year to any one Participant shall not exceed Fifty Thousand (50,000). The aggregate number of Shares subject to Restricted Stock Awards granted under this Plan during any calendar year to any one Participant shall not exceed Seventeen Thousand (17,000). Notwithstanding anything to the contrary in this Plan, the foregoing limitations shall be subject to adjustment under Section 11, but only to the extent that such adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code.
Section 7. Plan Awards
     (a) Award Types. The Committee, on behalf of the Corporation, is authorized under this Plan to grant, award and enter into the following arrangements or benefits under the Plan provided that their terms and conditions are not inconsistent with the provisions of the Plan: stock options and restricted stock. Such arrangements and benefits are sometimes referred to herein as “Awards.” The Committee, in its discretion, may determine that any Award granted hereunder shall be a Performance Award.
(i) Stock Options. A “Stock Option” is a right to purchase a number of Shares at such exercise price, at such times, and on such other terms and conditions as are specified in or determined pursuant to the document(s) evidencing the Award (the “Option Agreement”). The Committee may grant Stock Options intended to be eligible to qualify as incentive stock options (“ISOs”) pursuant to Section 422 of the Code and Stock Options that are not intended to qualify as ISOs (“Non-qualified Stock Options”), as it, in its sole discretion, shall determine.
(ii) Restricted Stock. A “Restricted Stock” Award is an award of Shares, the grant, issuance, retention, vesting, termination and/or forfeiture of which is subject to such terms and conditions as are expressed in the document(s) evidencing the Award (the “Restricted Stock Agreement”).
     (b) Grants of Awards. An Award may consist of one of the foregoing arrangements or benefits or two or more of them in tandem or in the alternative.
Section 8. Stock Options
     The Committee may grant Stock Options at any time and from time to time prior to the expiration of the Plan to eligible Participants selected by the Committee. No Participant shall have any rights as a shareholder with respect to any Shares subject to Stock Options hereunder until said Shares have been issued. Each Stock Option shall be evidenced only by such agreements, notices and/or terms or conditions documented in such form (including by electronic communications) as may be approved by the Committee. Each Stock Option grant will expressly identify the Stock Option as an ISO or as a Non-qualified Stock Option. Stock Options granted pursuant to the Plan need not be identical but each must contain or be subject to the following terms and conditions:
     (a) Price. The purchase price (also referred to as the exercise price) under each Stock Option granted hereunder shall be established by the Committee. The purchase price per Share shall not be less than 100% of the Fair Market Value of a Share on the date of grant. The exercise price of a Stock Option shall be paid in cash or in such other form if and to the extent permitted by the Committee, including without limitation by delivery to the Company of Shares which shall have been owned for at least six (6) months, withholding (either actually or by attestation) of Shares otherwise issuable under such Stock Option, and/or by payment under a broker-assisted sale and remittance program acceptable to the Committee.
     (b) No Repricing. Other than in connection with a change in the capitalization of LaCrosse Footwear (as described in Section 11 of the Plan), the exercise price of an Option may not be reduced without shareholder approval.

     (c) Duration, Exercise and Termination of Stock Options. Each Stock Option shall be exercisable at such time and in such installments during the period prior to the expiration of the Stock Option as determined by the Committee. The Committee shall have the right to make the timing of the ability to exercise any Stock Option subject to continued employment, the passage of time and/or such performance requirements as deemed appropriate by the Committee. At any time after the grant of a Stock Option, the Committee may reduce or eliminate any restrictions on the Participant’s right to exercise all or part of the Stock Option.
     (d) Suspension or Termination of Stock Options. If at any time (including after a notice of exercise has been delivered) the Committee, including any Subcommittee or administrator authorized pursuant to Section 3(b) (any such person, an “Authorized Officer”), reasonably believes that a Participant has committed an act of misconduct as described in this Section, the Authorized Officer may suspend the Participant’s right to exercise any Stock Option pending a determination of whether an act of misconduct has been committed. If the Committee or an Authorized Officer determines a Participant has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Corporation, breach of fiduciary duty or deliberate disregard of Corporation rules resulting in loss, damage or injury to the Corporation, or if a Participant breaches an agreement between the Participant and the Corporation, makes an unauthorized disclosure of any Corporation trade secret or confidential information, engages in any conduct constituting unfair competition, or induces any customer to breach a contract with the Corporation, neither the Participant nor his or her estate shall be entitled to exercise any Stock Option whatsoever. Any determination by the Committee or an Authorized Officer with respect to the foregoing shall be final, conclusive, and binding on all interested parties. For any Participant who is an Executive Officer, the determination of the Committee or of the Authorized Officer shall be subject to the approval of the Board of Directors.
     (e) Conditions and Restrictions Upon Securities Subject to Stock Options. Subject to the express provisions of the Plan, the Committee may provide that the Shares issued upon exercise of a Stock Option shall be subject to such further conditions or agreements as the Committee in its discretion may specify prior to the exercise of such Stock Option, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions.
     (f) Other Terms and Conditions. Stock Options may also contain such other provisions, which shall not be inconsistent with any of the foregoing terms, as the Committee shall deem appropriate.
     (g) ISOs. Stock Options intending to qualify as ISOs may only be granted to employees of the Corporation within the meaning of the Code, as determined by the Committee. No ISO shall be granted to any person if immediately after the grant of such Award, such person would own stock, including stock subject to outstanding Awards held by him or her under the Plan or any other plan established by the Corporation, amounting to more than ten percent (10%) of the total combined voting power or value of all classes of stock of the Corporation. To the extent that the Option Agreement specifies that a Stock Option is intended to be treated as an ISO, the Stock Option is intended to qualify to the greatest extent possible as an “incentive stock option” within the meaning of Section 422 of the Code, and shall be so construed; provided, however, that any such designation shall not be interpreted as a representation, guarantee or other undertaking on the part of the Corporation that the Stock Option is or will be determined to qualify as an ISO. If and to the extent that any Shares are issued under a portion of any Stock Option that exceeds the $100,000 limitation of Section 422 of the Code, such Shares shall not be treated as issued under an ISO notwithstanding any designation otherwise. Certain decisions, amendments, interpretations and actions by the Committee and certain actions by a Participant may cause a Stock Option to cease to qualify as an ISO pursuant to the Code and by accepting a Stock Option the Participant agrees in advance to such disqualifying action.
Section 9. Restricted Stock
     The Committee may grant Restricted Stock at any time and from time to time prior to the expiration of the Plan to eligible Participants selected by the Committee. A Participant shall have rights as a shareholder with respect to any Shares subject to a Restricted Stock Award hereunder only to the extent specified in this Plan or the Restricted Stock Agreement evidencing such Award. Awards of Restricted Stock shall be evidenced only by such agreements, notices and/or terms or conditions documented in such form (including by electronic communications) as may be approved by the Committee. Awards of Restricted Stock granted pursuant to the Plan need not be identical but each must contain or be subject to the following terms and conditions:
     (a) Terms and Conditions. Each Restricted Stock Agreement shall contain provisions regarding (a) the number of Shares subject to such Award or a formula for determining such, (b) the purchase price of the Shares, if any, and the means of payment for the Shares, (c) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares granted, issued, retainable and/or vested, (d) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares as may be determined from time to time by the Committee, (e) restrictions on the transferability of the Shares and (f) such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with this Plan.
     (b) Sale Price. Subject to the requirements of applicable law, the Committee shall determine the price, if any, at which Shares of Restricted Stock shall be sold or awarded to a Participant, which may vary from time to time and among Participants.
     (c) Share Vesting. The grant, issuance, retention and/or vesting of Shares under Restricted Stock shall be at such time and in such installments as determined by the Committee or under criteria established by the Committee. The Committee shall have the right to make the timing of the grant and/or the issuance, ability to retain and/or vesting of Shares under Restricted Stock subject to continued employment, passage of time and/or such performance criteria and level of achievement versus these criteria as deemed appropriate by the Committee, which criteria may be based on financial performance and/or personal performance evaluations. Notwithstanding anything to the contrary herein, the performance criteria for any Restricted Stock that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Restricted Stock Award is granted.
     (d) Termination of Employment. The Restricted Stock Agreement may provide for the forfeiture or cancellation of the Restricted Stock Award, in whole or in part, in the event of the termination of employment or service of the Participant to whom it was granted.
Section 10. Other Provisions Applicable to Awards
     (a) Transferability. Unless the agreement or other document evidencing an Award (or an amendment thereto authorized by the Committee) expressly states that the Award is transferable as provided hereunder, no Award granted under this Plan, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner prior to the vesting or lapse of any and all restrictions applicable thereto, other than by will or the laws of descent and distribution. The Committee may grant an Award or amend an outstanding Award to provide that the Award is transferable or assignable (a) in the case of a transfer without the payment of any consideration, to any “family member” as such term is defined in Section 1(a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as such may be amended from time to time, and (b) in any transfer described in clause (ii) of Section 1(a)(5) of the General Instructions to Form S-8 under the 1933 Act as amended from time to time, provided that following any such transfer or assignment the Award will remain subject to substantially the same terms applicable to the Award while held by the Participant to whom it was granted, as modified as the Committee shall determine appropriate, and as a condition to such transfer the transferee shall execute an agreement agreeing to be bound by such terms; provided further, that an ISO may be transferred or assigned only to the extent consistent with Section 422 of the Code. Any purported assignment, transfer or encumbrance that does not qualify under this Section 10(a) shall be void and unenforceable against the Corporation.
     (b) Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Corporation as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award: (a) cash flow, (b) earnings per share, (c) earnings before interest, taxes and amortization, (d) return on equity, (e) total shareholder return, (f) share price performance, (g) return on capital, (h) return on assets or net assets, (i) revenue or revenue growth, (j) income or net income, (k) operating income or net operating income, (l) operating profit or net operating profit, (m) operating margin or profit margin, (n) return on operating revenue, (o) return on invested capital, (p) market segment share, (q) product release schedules, (r) new product innovation, (s) product cost reduction through advanced technology, (t) brand recognition/acceptance, (u) product ship targets, (v) customer satisfaction, or (w) inventory turns. The Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, and (v) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Corporation’s annual report to shareholders for the applicable year. Notwithstanding satisfaction or completion of any Qualifying Performance Criteria, to the extent specified at the time of grant of an Award, the number of Shares, Stock Options, or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Qualifying Performance Criteria may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.
     (c) Dividends. Unless otherwise provided by the Committee, no adjustment shall be made in Shares issuable under Awards on account of cash dividends that may be paid or other rights that may be issued to the holders of Shares prior to their issuance under any Award. The Committee shall specify whether dividends or dividend equivalent amounts shall be paid to any Participant with respect to the Shares subject to any Award that have not vested or been issued or that are subject to any restrictions or conditions on the record date for dividends.
     (d) Documents Evidencing Awards. The Committee shall, subject to applicable law, determine the date an Award is deemed to be granted. The Committee or, except to the extent prohibited under applicable law, its delegate(s) may establish the terms of agreements or other documents evidencing Awards under this Plan and may, but need not, require as a condition to any such agreement’s or document’s effectiveness that such agreement or document be executed by the Participant, including by electronic signature or other electronic indication of acceptance, and that such Participant agree to such further terms and conditions as specified in such agreement or document. The grant of an Award under this Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in this Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the agreement or other document evidencing such Award.
     (e) Additional Restrictions on Awards. Either at the time an Award is granted or by subsequent action, the Committee may, but need not, impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by a Participant of any Shares issued under an Award, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant or Participants, and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.
     (f) Subsidiary Awards. In the case of a grant of an Award to any Participant employed by a Subsidiary, such grant may, if the Committee so directs, be implemented by LaCrosse Footwear issuing any subject Shares to the Subsidiary, for such lawful consideration as the Committee may determine, upon the condition or understanding that the Subsidiary will transfer the Shares to the Participant in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Committee shall determine.
Section 11. Adjustment of and Changes in the Common Stock
     (a) The existence of outstanding Awards shall not affect in any way the right or power of LaCrosse Footwear or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, exchanges, or other changes in the capital structure or business of LaCrosse Footwear, or any merger or consolidation of LaCrosse Footwear or any issuance of Shares or other securities or subscription rights thereto, or any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Shares or other securities of LaCrosse Footwear or the rights thereof, or the dissolution or liquidation of LaCrosse Footwear, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise. Further, except as expressly provided herein or by the Committee, (i) the issuance by LaCrosse Footwear of shares of stock or any class of securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of LaCrosse Footwear convertible into such shares or other securities, (ii) the payment of a dividend in property other than Shares, or (iii) the occurrence of any similar transaction, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to Stock Options or other Awards theretofore granted or the purchase price per Share, unless the Committee shall determine, in its sole discretion, that an adjustment is necessary or appropriate.
     (b) If the outstanding Shares or other securities of LaCrosse Footwear, or both, for which the Award is then exercisable or as to which the Award is to be settled shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, extraordinary dividend of cash and/or assets, recapitalization, reorganization or any similar event affecting the Shares or other securities of LaCrosse Footwear, the Committee shall appropriately and equitably adjust the number and kind of Shares or other securities which are subject to this Plan or subject to any Awards theretofore granted, and the exercise or settlement prices of such Awards, so as to maintain the proportionate number of Shares or other securities without changing the aggregate exercise or settlement price.
     (c) No right to purchase fractional Shares shall result from any adjustment in Stock Options pursuant to this Section 11. In case of any such adjustment, the Shares subject to the Stock Option shall be rounded down to the nearest whole share.
     (d) All Stock Options granted pursuant to the Plan shall become immediately exercisable, without regard to any contingent vesting provision, upon the occurrence of any of the following events: (i) the sale, liquidation or other disposition of all or substantially all of the assets of LaCrosse Footwear; (ii) a merger or consolidation of LaCrosse Footwear with one or more corporations as a result of which, immediately following such merger or consolidation, the shareholders of LaCrosse Footwear as a group hold less than a majority of the outstanding capital stock of the surviving corporation; or (iii) as the result of a tender or exchange offer made directly to the shareholders of LaCrosse Footwear, any person or entity, including any “person” as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes the “beneficial owner”, as defined in the Exchange Act, of shares of the Common Stock representing fifty percent (50%) or more of the combined voting power of the voting securities of LaCrosse Footwear.
Section 12. Listing or Qualification of Common Stock
     In the event that the Board of Directors determines in its discretion that the listing or qualification of the Shares available for issuance under the Plan on any securities exchange or quotation or trading system or under any applicable law or governmental regulation is necessary as a condition to the issuance of such Shares, a Stock Option may not be exercised in whole or in part and a Restricted Stock Award shall not vest unless such listing, qualification, consent or approval has been unconditionally obtained.
Section 13. Termination or Amendment of the Plan
     The Board of Directors may amend, alter or discontinue the Plan and the Board or the Committee may to the extent permitted by the Plan amend any agreement or other document evidencing an Award made under this Plan, provided, however, that LaCrosse Footwear shall submit for shareholder approval any amendment (other than an amendment pursuant to the adjustment provisions of Section 11) required to be submitted for shareholder approval by the rules of any exchange or automated quotation system on which the Shares are listed for trading or that otherwise would:
(a) increase the maximum number of Shares for which Awards may be granted under this Plan;
(b) reduce the price at which Stock Options may be granted below the price provided for in Section 8(a);
(c) reduce the exercise price of outstanding Stock Options;

(d) extend the term of this Plan;
(e) change the class of persons eligible to be Participants; or
(f) increase the limits provided for in Section 6.
     In addition, no such amendment or alteration shall be made which would impair the rights of any Participant, without such Participant’s consent, under any Award theretofore granted, provided that no such consent shall be required with respect to any amendment or alteration if the Committee determines in its sole discretion that such amendment or alteration either (i) is required or advisable in order for the Corporation, the Plan or the Award to satisfy any law or regulation or to meet the requirements of any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated.
Section 14. Participants in Foreign Countries
     The Committee shall have the authority to adopt such modifications, procedures and sub-plans as may be necessary or advisable to comply with provisions of the laws of foreign countries in which the Corporation may operate.
Section 15. Withholding
     To the extent required by applicable federal, state, local or foreign law, the Committee may and/or a Participant shall make arrangements satisfactory to LaCrosse Footwear for the satisfaction of any withholding tax obligations that arise with respect to any Award or any sale of Shares. LaCrosse Footwear shall not be required to issue Shares or to recognize the disposition of such Shares until such obligations are satisfied. To the extent permitted or required by the Committee, these obligations may or shall be satisfied by having LaCrosse Footwear withhold a portion of the Shares of stock that otherwise would be issued to a Participant under such Award or by tendering Shares previously acquired by the Participant.
Section 16. General Provisions
     (a) Employment At Will. Neither the Plan nor the grant of any Award nor any action by LaCrosse Footwear, any Subsidiary or the Committee shall be held or construed to confer upon any person any right to be continued in the employ of LaCrosse Footwear or a Subsidiary. LaCrosse Footwear and each Subsidiary expressly reserve the right to discharge, without liability but subject to his or her rights under this Plan, any Participant whenever in the sole discretion of LaCrosse Footwear or a Subsidiary, as the case may be, its interest may so require.
     (b) Governing Law. This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the State of Oregon and applicable federal law. The Committee may provide that any dispute as to any Award shall be presented and determined in such forum as the Committee may specify, including through binding arbitration. Any reference in this Plan or in the agreement or other document evidencing any Award to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

     (c) Unfunded Plan. Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are granted Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Corporation shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Corporation or the Committee be deemed to be a trustee of stock or cash to be awarded under the Plan.
Section 17. Non-Exclusivity of Plan
     Neither the adoption of this Plan by the Board of Directors nor the submission of this Plan to the shareholders of the Corporation for approval shall be construed as creating any limitations on the power of the Board of Directors or the Committee to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of stock options or restricted stock otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.
Section 18. Compliance with Other Laws and Regulations
     This Plan, the grant and exercise of Awards hereunder, and the obligation of the Corporation to sell, issue or deliver Shares under such Awards, shall be subject to all applicable federal, state and local laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required. The Corporation shall not be required to register in a Participant’s name or deliver any Shares prior to the completion of any registration or qualification of such Shares under any federal, state or local law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. To the extent the Corporation is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Corporation’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Corporation shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. No Stock Option shall be exercisable and no Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Shares underlying such Stock Option or Award is effective and current or the Corporation has determined that such registration is unnecessary.
Section 19. Liability of Corporation
     The Corporation shall not be liable to a Participant or other persons as to: (a) the non-issuance or sale of Shares as to which the Corporation has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Corporation’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (b) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Stock Option or other Award granted hereunder.